UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 23, 2007

MERIT MEDICAL SYSTEMS, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the “Company”), which will be held on Wednesday, May 23, 2007, at 2:00 p.m., at the Company’s corporate offices at 1600 West Merit Parkway, South Jordan, Utah, 84095 (the “Annual Meeting”), for the following purposes:

(1)                                  To elect three directors of the Company, to serve until the Annual Meeting of the Company’s Shareholders in 2010 and until their respective successors have been duly elected and qualified;

(2)                                  To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and

(3)                                  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 12, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

KENT W. STANGER

April 25, 2007                                        Chief Financial Officer, Secretary and Treasurer

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

MERIT MEDICAL SYSTEMS, INC.

1600 West Merit Parkway

South Jordan, Utah  84095

PROXY STATEMENT

Annual Meeting of Shareholders

May 23, 2007

SOLICITATION OF PROXIES

This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company’s common stock, no par value (the “Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 23, 2007, at 2:00 p.m., at the Company’s corporate offices at 1600 West Merit Parkway, South Jordan, Utah, and at any adjournment or postponement thereof (the “Annual Meeting”).  This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 25, 2007.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mail, the directors, officers and employees of the Company, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and the Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTING

The Board of Directors has fixed the close of business on April 12, 2007 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the “Record Date”).  As of the Record Date, there were issued and outstanding 27,362,198 shares of Common Stock.  The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of the Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.  If no instructions are indicated, those shares will be voted FOR the election of each of the three director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and, in the discretion of the proxy holder, as to any other matters that may properly come before the Annual Meeting if the Company did not receive notice of such matters a reasonable time prior to the Annual Meeting.  The Company is not currently aware of any other matters that may be presented at the Annual Meeting.

  A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the

Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as “represented” for the purpose of determining the presence or absence of a quorum.  Under the Utah Revised Business Corporations Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal,

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date.  In the election of directors, shareholders will not be allowed to cumulate their votes.  The three nominees receiving the highest number of votes will be elected.  For approval of the proposed ratification of Deloitte & Touche LLP to serve as the independent registered public accountants of the Company for the fiscal year ending December 31, 2007, the votes cast in favor of the proposal must exceed the votes cast against the proposal.  Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors or the ratification of the appointment of the independent registered public accountants.  Any other matter presented for approval by the shareholders at the Annual Meeting will generally be approved if the number of votes cast in favor of a matter exceeds the number of votes cast in opposition.  With respect to any such matter, abstentions and broker non-votes are not likely to affect the outcome of a vote on such matter.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

At the Annual Meeting, three directors of the Company are to be elected to serve until the Annual Meeting of the Company’s Shareholders in 2010 and until their successors are duly elected and qualified.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited by this proxy statement will be voted for other persons as may be designated by the present Board of Directors.  The three nominees receiving the highest number of votes at the Annual Meeting will be elected.

Classification of Board of Directors

The Company’s Articles of Incorporation provide for the classification of the Board of Directors, also known as a “staggered board.”  The directors of the Company are divided into three classes, with the directors in each class serving a three-year term.  The classes are staggered, with the terms of one-third of the directors, as near as possible, expiring at each annual shareholders meeting.  Based upon the existing classification of the Board of Directors, the terms of Rex C. Bean, Richard W. Edelman, and Michael E. Stillabower, M.D. are scheduled to expire in connection with the Annual Meeting.

Nominees for Election as Directors

Certain information with respect to each director nominee is set forth below.

Rex C. Bean, 77, has been a director of the Company since 1988.  Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments.

Richard W. Edelman, 66, has been a director of the Company since 1988.  From 2006 to the present, Mr. Edelman has served as the Managing Director and Senior Vice President of Sanders Morris Harris, a stock brokerage firm.  From 2000 to 2006, he was the managing director and Dallas branch manager of Sanders Morris Harris. From 1998 to 2000, he was a Senior Vice President of Southwest Securities, Inc., a stock brokerage firm located in Dallas, Texas.  From 1996 to 1998, he was Managing Director of Rodman & Renshaw, Inc., a stock brokerage firm.  From 1987 to 1996, he was employed by Southwest Securities, Inc., as Senior Vice President.  Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a securities analyst and Vice President for Schneider, Bernet and Hickman, a Dallas, Texas

securities firm.  Mr. Edelman obtained a Masters of Business Administration degree from Columbia University in 1966.

Michael E. Stillabower, M.D., 63, has been a director of the Company since 1996.  Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980.   In 1999, Dr. Stillabower was appointed Director, Cardiovascular Research, Christiana Care Health Systems.   From 1988 to 1999, he was Chief of Cardiology at the Medical Center of Delaware, where he had held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988.  In May 1995 he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976.  He is an Elected Fellow of the American College of Cardiology and a member of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts.

The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees for the respective terms indicated above.

Directors Whose Terms of Office Continue

Fred P. Lampropoulos, 57, has been Chairman of the Board, Chief Executive Officer and President of the Company since its formation in July 1987.  From 1983 to June 1987, Mr. Lampropoulos was Chairman of the Board and President of Utah Medical Products, Inc. (“Utah Medical”), a medical device company.  Mr. Lampropoulos’ term expires in 2009.

Kent W. Stanger, 52, has been Chief Financial Officer, Secretary, Treasurer and a director of the Company since 1987.  Prior to joining the Company, Mr. Stanger was the controller for Utah Medical from 1985 to August 1987.  Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc.  Mr. Stanger’s term expires in 2008.

James J. Ellis, 73, has been a director of the Company since November 1995.  He has been Managing Partner of Ellis/Rosier Financial Services since 1992.  Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas, from 1979 until his retirement in 1992.  He also serves as a director of Jack Henry & Associates, a publicly-traded company engaged in the sales and service of software for the banking industry.  Mr. Ellis’ term expires in 2008.

Franklin J. Miller, M.D., 66, has been a director of the Company since 2005.  Since January 2002, Dr. Miller has been the Director of the Hereditary Hemorrhagic Telagiectasia (HHT) Clinic at the University of California San Diego (“UCSD”), one of twenty-eight worldwide clinics, and has also been a Professor of Interventional Radiology at UCSD.  Since 1976, Dr. Miller has been a Professor of Radiology and Surgery at the University of Utah.  He has also been the Director of the HHT Clinic in Utah since 1996.  From 1997 to March 2005, Dr. Miller served as a consultant to the Company, assisting in the testing and development of the Company’s products.  Dr. Miller received a medical degree from Temple University in 1966, and served his residency and fellowship at Johns Hopkins Hospital from 1969-1973.  Dr. Miller’s term expires in 2009.

CORPORATE GOVERNANCE

Board of Directors Committees and Meetings

The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  The members of the Audit Committee are Richard W. Edelman (Chairman), James J. Ellis and Rex C. Bean.  The members of the Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Frank Miller.  The members of the Nominating and Corporate Governance Committee are Rex C. Bean (Chairman), James J. Ellis, and Michael E. Stillabower, M.D. The Company believes each of the directors serving on the Audit, Compensation and Nominating and Corporate Governance Committee is an independent director for purposes of the Marketplace Rules of the NASDAQ National Market on which the Common Stock is currently quoted and that each of the directors serving on the Compensation Committee is an “independent director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors of candidates for election as directors of the Company and the amount of director compensation.  The Nominating and Corporate Governance Committee met twice in 2006.  The Board of Directors will consider recommendations for director nominees by shareholders if the names of those nominees and relevant biographical information are submitted in writing to the Secretary of the Company in the manner described for shareholder nominations below under the heading “Proposals of Shareholders.”  All director nominees, whether submitted by a shareholder or the Board of Directors, will be evaluated in the same manner.  The current director nominees were recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors including the independent members thereof.  The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter, a copy of which was attached as Exhibit A to the Company’s proxy statement filed with the Securities and Exchange Commission in connection with the Company’s 2005 Annual Meeting of Shareholders and is also available on the Company’s Internet website www.merit.com.

The Compensation Committee met three times during 2006.  The Compensation Committee oversees, reviews and approves all executive compensation and benefit programs of the Company.  The Board of Directors has adopted a Compensation Committee Charter, a copy of which is available on the Company’s Internet website www.merit.com. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 6 below.

The Audit Committee met five times during 2006 to review and discuss the Company’s accounting practices and procedures with the Company’s management and independent public accountants and to review the quarterly and annual financial statements of the Company.  The Board of Directors has determined that Richard W. Edelman, who serves as the Audit Committee Chairman, is an audit committee financial expert as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934.  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Exhibit A to the Company’s proxy statement filed with the Securities and Exchange Commission in connection with the Company’s 2004 Annual Meeting of Shareholders and is also available on the Company’s Internet website www.merit.com.

During the fiscal year ended December 31, 2006, there were eleven meetings held by the Board of Directors.  No director attended fewer than 75% of the total number of meetings of the Board of Directors and of any committee on which he served.

Code of Ethics and Whistleblower Hotline

The Company has adopted a Code of Ethics applicable to its principal executive officer and principal financial officer.  The Code of Ethics is posted on the Company’s Internet website www.merit.com.

The Company has established a whistleblower hotline that enables Company employees, customers, suppliers and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Ethics.  The Company’s whistleblower hotline is (877) 874-8416 or online at www.silentwhistle.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities that are derivative of the Common Stock.  Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of those forms and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) reports required to be filed by the Company’s officers and directors were filed.

Shareholder Communication with the Board of Directors

The Board of Directors will receive communications from shareholders.  All communications, except those related to shareholder proposals that are discussed below under the heading “Proposals of Shareholders,” must be sent to the Chairman of the Board of Directors at the Company’s executive offices at 1600 West Merit Parkway, South Jordan,

Utah 84095.  Communications submitted to the Board of Directors (other than communications received through the Company’s whistleblower hotline, which are reviewed and addressed by the Audit Committee) are reported to the other directors of the Company at the next regular meeting of the Board of Directors.  All members of the Board of Directors are strongly encouraged to attend the Annual Meetings of Shareholders.  All members of the Board of Directors were present at the 2006 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

In addition to Mr. Lampropoulos and Mr. Stanger, whose biographies are included previously in this Proxy Statement as directors of the Company, certain information is furnished with respect to the following executive officers of the Company:

Martin R. Stephens, 53, was appointed Executive Vice President of Sales in November 2004, from his previous position as Vice President of Business Development of the Company where he served since June 2004.  Prior to joining the Company, Mr. Stephens was employed at Zions Utah Bancorporation, Salt Lake City, Utah, where he as served Vice President of Sales from 1989 to 2003.  From 1988 to 2004, Mr. Stephens served as an elected Representative in the Utah House of Representatives and served as Speaker of the House from 1998 to 2004.  Mr. Stephens earned a Bachelors of Business Administration from Weber State University.

Gregory L. Barnett, 45, was appointed Chief Accounting Officer in November of 2003.  Prior to this appointment, Mr. Barnett served as the Company’s Controller from June 1990 to November 2003.  Prior to joining Merit, Mr. Barnett worked as an auditor for the accounting firm of Price Waterhouse.  Mr. Barnett earned a Bachelors of Accounting from the University of Utah.

Arlin D. Nelson, 66, joined the Company in 1988 as a Manufacturing and Research & Development Engineer.  He became Director of the Company’s Research and Development Department in 1999, Vice President of the Company’s Research and Development Department in 2004 and Chief Operating Officer in December 2006.  Prior to joining the Company, Mr. Nelson served as the Vice President of Operations of Intermountain Packing, Inc. from 1985 to 1987 and served as Co-Founder and Vice President of Operations of Willow Technology, Inc. from 1979 to 1984.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding the Company’s executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section.  This discussion focuses on the Company’s objectives, principles, practices and decisions with regards to the compensation of the following named executive officers of the Company (the “Named Executive Officers”):

Fred P. Lampropoulos, Chief Executive Officer and President

Martin R. Stephens, Executive Vice President of Sales

Kent W. Stanger, Chief Financial Officer

B. Leigh Weintraub, former Chief Operating Officer

Gregory L. Barnett, Chief Accounting Officer

Arlin D. Nelson, Chief Operating Officer

Executive Compensation Objectives

The Company’s philosophy is that compensation paid to executive officers should be closely aligned with the values, objectives and performance of the Company on both a short- and long-term basis.  The Company’s executive compensation program is designed to achieve the following objectives:

•          Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company;

•          Reward executive officers for long-term strategic management and the enhancement of shareholder value; and

•          Promote a performance-oriented environment that encourages Company and individual achievement.

Executive Compensation Procedures

In an effort to attain the Company’s executive compensation objectives, the Company has established and implemented the following procedures.

Role of the Compensation Committee.   The Compensation Committee has responsibility for establishing and monitoring the executive compensation programs of the Company and for making decisions regarding the compensation of the Named Executive Officers.  The agenda for meetings of the Compensation Committee is determined by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer and Chief Legal Officer of the Company.   Compensation Committee meetings are often attended by the Chief Executive Officer and the Chief Legal Officer.  The Compensation Committee also meets in executive session.  In determining compensation of the Named Executive Officers, the Compensation Committee reviews data which it believes is representative of the medical products industry, primarily by reviewing public disclosure of other public companies, as filed with the U.S. Securities and Exchange Commission.  The Compensation Committee considers, among other factors, the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, the awards given to the Chief Executive Officer in past years, and other factors considered relevant by the Committee.   The Compensation Committee attempts to benchmark companies in the medical device or medical products industries with similar annual revenue, size and other factors.  The Compensation Committee believes these are the companies with whom the Company is most likely to compete to attract and retain senior executives.  Such benchmark companies include: Align Technology, Inc.; Closure Medical Corporation; Encore Medical; NPS Pharmaceuticals, Inc.; Nutraceutical International Corporation; Myriad Genetics, Inc.; Advanced Neuromodulation Systems, Inc.; Sonosite, Inc.; Angiodynamics, Inc.;  ICU Medical, Inc.; Cantel Medical  Corp.; Conceptus, Inc.; Conmed Corporation; Datascope Corp; DHB Industries, Inc.; Kensey Nash Corporation; Molecular Devices Corporation; and Polymedica Corporation.

The Compensation Committee sets the compensation package of the Chief Executive Officer.  The Compensation Committee also reviews the recommendations of the Chief Executive Officer with respect to the compensation of the other Named Executive Officers and, after reviewing such recommendations, sets the compensation of the other Named Executive Officers.  The Compensation Committee also monitors, administers and approves awards under the Company’s various incentive compensation plans for all levels within the Company, including awards under the Company’s 2006 Long-Term Incentive Plan.

The Compensation Committee typically meets toward the end or shortly after the end of the Company’s fiscal year to approve base salaries of the Named Executive Officers for the coming year and to consider annual incentive bonus awards for the previous year for the Named Executive Officers.  At that meeting, the Compensation Committee also reviews the status of long-term incentives available to the Named Executive Officers (historically limited to options to purchase shares of Common Stock) and considers whether any additional long-term incentive awards are appropriate.  The Compensation Committee reviews and approves bonus and merit increase recommendations.

The Compensation Committee relies on its experience and judgment in making executive compensation decisions after reviewing the performance of the Company for the applicable fiscal year and evaluating the executive’s performance and responsibilities with the Company, and current compensation arrangements.  The compensation program for the Named Executive Officers and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

Role of Consultants.  The Company and the Compensation Committee has in limited circumstances, but not regularly, engaged the services of compensation consultants, but either or both may do so upon a case-by-case basis as circumstances warrant.

Executive Compensation Program

The following components of the Company’s executive compensation program and the policies that govern their implementation are outlined briefly below:

•      Base Salary

•      Incentive Bonus

•      Long-Term Equity Awards

•      Retirement Benefits

•      Other Personal Benefits

Base Salary.  The base salary for the Chief Executive Officer is set at a level that the Compensation Committee believes is generally competitive with levels of compensation paid to chief executive officers of other comparably-sized medical device manufacturers.  The overall performance of the Company, shareholder return, and the Company’s progress toward achieving specific objectives are also important factors in setting compensation for the Chief Executive Officer.  The Compensation Committee also considers, among other factors, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the Chief Executive Officer in past years, and other factors considered relevant by the Committee. The base salary for Named Executive Officers other than the Chief Executive Officer is based generally upon market data reflecting base salaries paid by comparably–sized medical device manufacturers, internal review of the Named Executive Officer’s compensation, both individually and relative to other officers of the Company, and individual performance of the executive.  The Chief Executive Officer and Chief Legal Officer historically gather information about benchmark companies, and present it to the Compensation Committee for review.   Compensation of the other Named Executive Officers is also based, in part, upon the executive’s responsibilities as compared to similar positions in comparable companies.  It is the practice of the Compensation Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for the Named Executive Officers other than the Chief Executive Officer.

Incentive Bonus.  The Compensation Committee has established a quarterly and annual incentive bonus program (the “Bonus Program”) for the Named Executive Officers and other officers of the Company.  The Bonus Program is intended to reward short-term performance and help attract and retain qualified executive officers.  Under the Bonus Program, the Named Executive Officers are eligible to receive a cash bonus periodically throughout each fiscal year and following the conclusion of the fiscal year, contingent on the attainment during the year of predetermined performance goals and continued employment through year-end.  The amount of the quarterly and annual incentive bonuses payable to each Named Executive Officer is determined by the Compensation Committee, following the conclusion of each quarter or fiscal year.  In determining the amount of the incentive bonus payable to each Named Executive Officer, the Compensation Committee considers the Company’s attainment of pre-determined performance goals, the assessment of the contribution of the particular Named Executive Officers, and the input of the Chief Executive Officer.

The Named Executive Officers are eligible to receive annual and quarterly incentive bonuses based upon the Company’s achievement of performance objectives approved by the Compensation Committee.  If the Company exceeds or fails to meet the performance objectives set by the Compensation Committee, the amounts of incentive bonuses paid to the Named Executive Officers are set at levels which the Compensation Committee determines appropriate.  For the Named Executive Officers, the performance targets for 2006 were based on the Company’s sales, earnings, implementation of savings programs, control of inventory growth, assimilation of acquisitions and development of new products.  The payment of incentive bonuses to the Named Executive Officers is made periodically as well as toward the close of the quarter or fiscal year to which the bonuses relate, once the Compensation Committee has finally determined the amount actually earned and payable.  The Chief Executive Officer and Named Executive Officers establish performance objectives and criteria for the Compensation Committee to consider.  The Compensation Committee and Board of Directors may exercise discretion to adjust bonus amounts.

The amount of incentive bonuses payable to the Named Executive Officers for each fiscal year is set at levels which the Compensation Committee believes are competitive with the Company’s peers such that the combination of base salary and incentive bonuses results in an aggregate rate of cash salary and incentive bonus compensation within competitive, market standards when the Company meets the performance objectives set by the Compensation Committee.

For 2006, the Chief Executive Officer qualified for a partial incentive bonus because the Company achieved most of its goals established by the Compensation Committee in the categories of sales, earnings, implementation of savings programs, assimilation of acquisitions and development of new products, but did not achieve goals established by the Compensation Committee in the category of inventory growth.  As a result, the incentive bonus was paid based on reaching seven out of eight goals.  For 2006, the other Named Executive Officers qualified for a partial incentive bonus based upon the Company’s achievement of seven of the eight goals.

For 2007, the Chief Executive Officer will be eligible to receive the full amount of the targeted incentive bonus if the Company achieves goals established by the Compensation Committee in the following categories: sales growth, earnings growth, expense reduction, assimilation of acquisitions, implementation of offshore manufacturing to reduce costs, increased productivity per employee, and development of new products.  If a goal for a particular category is not completely achieved, a discretionary pro-rated portion of the targeted incentive bonus may be paid for that category.  In addition, the Compensation Committee may declare and pay to the Chief Executive Officer additional bonus amounts in recognition of exceptional performance.

For 2007, the other Named Executive Officers will be eligible to receive the full amount of their targeted incentive bonuses if the Company achieves goals established by the Compensation Committee in the following categories: assimilation of acquisitions, expense reduction, sales growth, earnings growth, implementation of offshore manufacturing to reduce costs, increased productivity per employee and research and development of new products.  If a goal for a particular category is not completely achieved, a pro-rated discretionary portion of the targeted incentive bonus may be paid for that category.  In addition, the Compensation Committee may in its discretion declare and pay to the Named Executive Officers additional bonus amounts in recognition of exceptional performance.

Incentive bonus amounts earned by the Named Executive Officers for 2006 are reported under the caption heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table that appears on page 11 below.

Long-Term Equity Awards.  Long-term equity awards, in the form of stock options are granted at the Compensation Committee’s discretion to the Named Executive Officers annually in an effort to provide long-term performance-based compensation, to encourage the Named Executive Officers to continue their engagement with the Company throughout the vesting periods and to align management and shareholder interests.  In making awards under the Company’s 2006 Long-Term Incentive Plan, the Compensation Committee considers grant size and the appropriate combination of equity-based awards.  The amount of long-term equity awards granted to the Named Executive Officers is generally based upon the Compensation Committee’s assessment of each Named Executive Officer’s expected future contributions to the Company.  The Company generally grants long-term equity awards at the regularly scheduled Compensation Committee meeting held in December of each year.  In 2006, there were no equity awards granted to the Named Executive Officers, except for Fred P. Lampropoulos and Kent W. Stanger, each of whom received a grant of 15,000 stock options for his service as a director.

Options are granted to Named Executive Officers with an exercise price equal to the closing price per share on the date of grant, (or if the market is closed, with the most immediately available recent closing price), and historically vest on an immediate, three-year, or five-year pro-rated basis.  The 2006 Long-Term Incentive Plan allows for a minimum three-year vesting schedule.  The Company does not grant options with an exercise price below 100% of the trading price of the underlying shares of Common Stock on the date of grant  or grant options that are priced on a date other than the grant date (unless granted on a Saturday or day when the market is closed).  Stock options only have a value to the extent the value of the underlying shares of Common Stock on the exercise date exceeds the exercise price.  Accordingly, stock options provide compensation to the Named Executive Officers only if the underlying share price increases over the option term and the Named Executive Officers’ employment continues with the Company until the vesting date.

In granting stock options to the Named Executive Officers, the Company also considers the impact of the grant on the Company’s financial performance, as determined in accordance with the requirements of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”).  For long-term equity awards, the Company records expense in accordance with SFAS 123(R).  The amount of expense the Company records pursuant to SFAS 123(R) may vary from the corresponding compensation value used by the Company in determining the amount of the awards.

Retirement Benefits. The Company’s policy is to provide an attractive benefit package to all employees.  Named Executive Officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan, a broad-based, tax-qualified contributory savings and profit sharing plan (the “401(k) Plan”).

The Company also maintains the Merit Medical Systems, Inc. Deferred Compensation Plan, a nonqualified deferred compensation plan, for the benefit of certain of its highly-compensated management employees, including the Named Executive Officers.  Under the non-qualified deferred compensation plan (the “Deferred Compensation Plan”), eligible executives, including the Named Executive Officers, may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year.  Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive Officer, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the plan.  In its direction, the Company can credit each eligible employee’s account under the Deferred Compensation Plan with an employer matching contribution; however, the Company has never made such a matching contribution.  Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each Named Executive Officer upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant.

Effective in 2007, the Company adopted an early retiree program allowing certain Company employees, including the Named Executive Officers, to continue to purchase health benefits through the Company at the rate available to current employees plus ten percent (the “Early Retiree Program”).  The Early Retiree Program applies only to retirees who served as Vice Presidents of the Company at the time of their retirement and is available for periods subsequent to December 31. 2006.  In order to participate in the Early Retiree Programs, individuals must meet specific criteria, such as having a minimum of ten years of service, being at least 45 years old at the time of their retirement, and having participated in the Company-sponsored medical plan for a minimum of two years prior to retirement date.  Retiree coverage ceases when the participant elects any other group health insurance coverage or when the participant becomes eligible for Medicare.

The Company and its subsidiaries do not maintain any other pension or retirement plans for the Named Executive Officers.

Other Personal Benefits.  The Company also provides other traditional welfare benefits and limited perquisites to the Named Executive Officers in order to achieve a competitive pay package as detailed in the Summary Compensation Table on page 11 below.  The Compensation Committee believes that those benefits are reasonable, competitive and consistent with the Company’s overall executive compensation objectives.  Those benefits consist primarily of Company-paid premiums for health, life and disability insurance.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer during a tax year or to any of the company’s four other most highly compensated executive officers who are still employed at the end of the tax year.  The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the Company’s shareholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code.  In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for its executive officers.  No Named Executive Officer’s compensation in 2006 exceeded the $1 million deduction limit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the Company’s management.  Based on such review and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

compensation committee

James J. Ellis, Chairman

Rex C. Bean

Dr. Franklin J. Miller

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation paid or earned by each of the Named Executive Officers for the year ended December 31, 2006.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)
						Non-Equity
						Incentive
					Option	Plan	All Other
		Salary		Bonus	Awards	Compensation	Compensation		Total
Name and Position	Year	($)		($) (2)	($) (3)	($) (2)	($)		($)
Fred P. Lampropoulos Chairman of the Board, Chief Executive Officer and President	2006	456,400	(1)	300	162,551	200,000	18,904	(4)(5)	838,155

Martin R. Stephens Executive Vice President of Sales	2006	248,077		5,100	7,706	100,000	7,266	(5)(6)(8)	368,149

Kent W. Stanger Chief Financial Officer, Secretary, Treasurer and Director	2006	226,000	(1)	150	89,189	60,000	15,165	(4)(5)(8)	390,504

B. Leigh Weintraub Chief Operating Officer	2006	200,000	(7)	—	73,361	40,000	4,950	(5)	318,311

Gregory L. Barnett Chief Accounting Officer	2006	165,000		10,000	36,681	45,000	6,401	(5)(8)	263,082

Arlin D. Nelson Chief Operating Officer	2006	175,962		—	18,340	40,000	17,404	(4)(8)	251,706

(1)                                  Includes directors’ fees of $26,400 for Mr. Lampropoulos and $26,000 for Mr. Stanger.

(2)                                  Bonus amounts in column (d) represent discretionary bonuses not based upon pre-determined performance criteria.  Incentive bonuses based on pre-established performance criteria appear in column (f) under the heading “Non-Equity Incentive Plan Compensation.”

(3)                                  The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS 123(R) of awards of stock options granted pursuant to the Company’s long-term incentive plans, and thus may include amounts from awards granted in and prior to 2006.  Assumptions used in the calculation of these amounts are included in footnotes to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(4)                                  Includes vacation benefits paid to the Named Executive Officers in cash in lieu of benefits in the following amounts: Fred P. Lampropoulos $13,954; Kent W. Stanger $7,692; and Arlin D. Nelson $15,144.

(5)                                  Amounts shown reflect matching contributions made by the Company for the benefit of the Named Executive Officers to the 401(k) Plan in the following amounts for the year ended December 31, 2006: Fred P. Lampropoulos $4,950; Martin R. Stephens $4,950; Kent W. Stanger $4,950; B. Leigh

Weintraub $4,950; and Gregory L. Barnett $4,542.

(6)                                  Includes income from the Company’s Non-Qualified Employee Stock Purchase Plan of the following amount for the year ended December 31, 2006: Martin R. Stephens $265.

(7)                                  Ms. Weintraub’s employment with the Company was terminated on February 10, 2007.

(8)                                  Amounts shown reflect the incremental travel expenses incurred by the Company for spouses of the following Named Executive Officers who attended the Company’s off-site President’s Award recognition event: Martin R. Stephens $2,051; Kent W. Stanger $2,523; Gregory L. Barnett $1,859 and Arlin D. Nelson $2,260.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity based and equity-based plan awards granted to the Named Executive Officers during the year ended December 31, 2006.

		Payouts Under	Option Awards:	Price of	Grant Date
		Non-Equity Incentive	Number of Securities	Option	Fair Value
	Grant	Plan Awards	Underlying Options	Awards	of Option
Name Granted	Date	Target ($) (1)	Granted (#) (2)	($/sh) (3)	Awards ($) (4)
Fred P. Lampropoulos	3/30/2006	96,524
	5/25/2006		15,000	11.52	83,750
Martin R. Stephens	3/30/2006	70,250
Kent W. Stanger	3/30/2006	35,724
	5/25/2006		15,000	11.52	83,750
B. Leigh Weintraub	3/30/2006	35,000
Gregory L. Barnett	3/30/2006	33,029
Arlin D. Nelson	3/30/2006	23,932

(1)                                  Listed target amounts reflect incentive performance bonuses earned in 2005.  No specific target bonus amounts were set for 2006.  Actual performance based bonuses earned for 2006 are listed in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table set forth on page 11.

(2)                                  Stock options vest three years from the date of grant and were granted to Fred P. Lampropoulos and Kent W. Stanger as part of the compensation for their service as directors.

(3)                                  The exercise price per share under each stock option is the market closing price on the date of grant.

(4)                                  Column (f) shows the fair value of the options as computed under SFAS 123(R) and the expense attributable to stock awards.  Generally, the Company expenses these amounts in its financial statements over the term of the award’s vesting schedule.

Outstanding Equity Awards at Year-End

The following table provides information on the holdings of stock options and other stock awards by the Named Executive Officers as of December 31, 2006.

		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option	Option
	Grant	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	Date	Exercisable	Unexercisable (2)	Price ($)	Date
Fred P. Lampropoulos	2/12/2001	111,111		2.07	2/12/2011
	5/23/2001	27,777		2.85	5/23/2011
	12/8/2001	88,889		7.61	12/8/2011
	5/23/2002	17,777		9.56	5/23/2012
	2/6/2003	42,667	28,444	9.74	2/6/2013
	5/22/2003	26,667		10.47	5/22/2013
	12/13/2003	15,000		21.67	12/13/2013
	12/13/2003	28,000		21.67	12/13/2013
	6/10/2004	15,000		13.81	6/10/2014
	6/10/2004	12,000		13.81	6/10/2014
	12/18/2004	40,000		15.03	12/18/2014
	5/25/2005	15,000		14.26	5/25/2015
	7/15/2005	75,000		17.99	7/15/2015
	12/28/2005	40,000		12.14	12/28/2015
	5/25/2006		15,000	11.52	5/25/2013
Martin R. Stephens	7/14/2004	2,000	3,000	14.48	7/14/2014
	12/18/2004	20,000		15.03	12/18/2004
	12/28/2005	20,000		12.14	12/28/2005
Kent W. Stanger	2/12/2001	55,556		2.07	2/12/2011
	5/23/2001	27,777		2.85	5/23/2011
	12/8/2001	44,444		7.61	12/8/2011
	5/23/2002	17,777		9.56	5/23/2012
	2/6/2003	21,334	14,222	9.74	2/6/2013
	5/22/2003	26,667		10.47	5/22/2013
	12/13/2003	14,000		21.67	12/13/2013
	12/13/2003	15,000		21.67	12/13/2013
	6/10/2004	6,000		13.81	6/10/2014
	6/10/2004	15,000		13.81	6/10/2014
	12/18/2004	20,000		15.03	12/18/2014
	5/25/2005	15,000		14.26	5/25/2015
	12/28/2005	20,000		12.14	12/28/2015
	5/25/2006		15,000	11.52	5/25/2013
B. Leigh Weintraub (1)	12/8/2001	35,556		7.61	5/11/2011
	2/6/2003	21,334	14,222	9.74	2/6/2013
	12/13/2003	14,000		21.67	12/13/2013
	6/10/2004	6,000		13.81	6/10/2014
	12/18/2004	20,000		15.03	12/18/2014
	12/28/2005	20,000		12.14	12/28/2015
Gregory L. Barnett	2/12/2001	11,668		2.07	2/12/2011
	12/8/2001	17,779		7.61	12/8/2011
	2/6/2003	10,667	7,110	9.74	2/6/2013
	12/13/2003	7,000		21.67	12/13/2013
	6/10/2004	3,000		13.81	6/10/2014
	12/18/2004	10,000		15.03	12/18/2014
	12/28/2005	10,000		12.14	12/28/2015
Arlin D. Nelson	2/12/2001	8,335		2.07	2/12/2011
	12/8/2001	8,890		7.61	12/8/2011
	2/6/2003	5,334	3,555	9.74	2/6/2013
	12/13/2003	3,500		21.67	12/13/2013
	6/10/2004	1,500		13.81	6/10/2014
	12/18/2004	10,000		15.03	12/18/2014
	12/28/2005	10,000		12.14	12/28/2015

(1)          Ms. Weintraub’s employment with the Company was terminated on February 10, 2007.

(2)          Unvested options vest as follows: Fred P. Lampropoulos’ option dated 2/6/2003 vests as to 14,222 shares on each of 2/6/2007 and 2/6/2008, and his option dated 5/25/2006 vests as to 5,100 shares on 5/25/2007, 4,950 shares on 5/25/2008 and 4,950 shares on 5/25/2009; Martin R. Stephens’ option dated 7/14/2004 vests as to 1,000 shares on 7/14/2007, 7/14/2008 and 7/14/2009;  Kent W. Stanger’s option dated 2/6/2003 vests as to 7,111 shares on 2/6/2007 and 2/6/2008, and his option dated 5/25/2006 vests as to 5,100 shares on 5/25/2007, 4,950 shares on 5/25/2008 and 4,950 shares on 5/25/2009; B. Leigh Weintraub’s option dated 2/6/2003 vested as to 7,111 shares on 2/6/2007 (the remainder of that option was forfeited on 2/10/07); Gregory L. Barnett’s option dated 2/6/2003 vests as to 3,555 shares on each of 2/6/2007 and 2/6/2008; and Arlin D. Nelson’s option dated 2/6/2003 vests as to 1,778 shares on 2/6/2007 and 1,777 shares on 2/6/2008.

Option Exercises and Stock Vested

The following table sets forth information concerning the Named Executive Officers’ exercise of stock options during the year ended December 31, 2006.

(a)	(b)	(c)
Option Awards
	Number of	Value
	Shares	Realized
	Acquired on	on Exercise
Name	Exercise	($) (2)
B. Leigh Weintraub (1)	22,222	310,862
Gregory L. Barnett	5,000	70,160

(1)          Ms. Weintraub’s employment with the Company was terminated on February 10, 2007

(2)          The value realized on exercise is calculated by multiplying the number of shares acquired by the difference between the closing market price per share on the date of exercise and the exercise price per share of the stock options.

Nonqualified Deferred Compensation

Pursuant to the Deferred Compensation Plan, Named Executive Officers may elect prior to the beginning of each calendar year to defer the receipt of base salary and performance bonuses earned for the ensuing calendar year.  Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable Named Executive Officer, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the plan.  The Named Executive Officer’s accounts under the plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2006 or any other time since the plan’s inception.   Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each Named Executive Officer upon retirement or separation from employment, or on other specified dates certain, in a lump sum form or in installments according to a schedule elected in advance by the participant.

The following table sets forth certain information regarding the account balances and amounts credited under the Deferred Compensation Plan in 2006 with respect to the Named Executive Officers.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year $ (1)	Registrant Contributions in Last Fiscal Year $	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year’s End $
Fred Lampropoulos	—	—	—	—	—
Martin R. Stephens	21,500	—	1,259	—	22,759
Kent W. Stanger	—	—	14,592	—	110,800
B. Leigh Weintraub	—	—	33,227	—	350,502
Gregory L. Barnett	20,000	—	4,924	—	61,406
Arlin D. Nelson	—	—	—	—	—

(1)  These amounts are also reflected in the Summary Compensation Table for the year ended December 31, 2006 as “Salary”.

The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006.  These notational investments were generally the same as the mutual fund investment options offered in 2006 under the 401(k) Plan:

Name of Fund	Rate of Return
Gartmore GVIT Money Market V	4.61%
PIMCO VIT Real Return Admin	0.70%
PIMCO VIT Total Return Admin	3.85%
T. Rowe Price Equity Income II	18.65%
Vanguard VIF Equity Index	15.71%
Nations Marsico Growth	6.09%
Goldman Sachs VIT Mid Cap Value	16.16%
T. Rowe Price Mid Cap Growth II	6.06%
Royce Capital Small Cap	15.57%
Vanguard VIF Small Company Growth	10.21%
Dreyfus VIF International Value	22.60%
Van Eck Worldwide Hard Assets	24.49%
Model Portfolio - Income with Growth	5.65%
Model Portfolio - Balanced Conservative	8.56%
Model Portfolio - Balanced Moderate	10.47%
Model Portfolio - Balanced Growth	12.47%
Model Portfolio - Global Growth	15.17%

Potential Payments Upon Termination or Change of Control

Employment Agreements.  The Board of Directors has approved Employment Agreements (the “Employment Agreements”) for each of the Named Executive Officers.  The Employment Agreements provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a change of control.

The Employment Agreements provide for the continued employment of the applicable Named Executive Officer for two years following a “change of control” as defined below (three years in the case of Mr. Fred P. Lampropoulos) (the “Employment Period”) in essentially the position held prior to the change of control and at an annual base salary and average annual bonus based on the salary paid during the last fiscal year and the average of the bonuses paid during the three fiscal years prior to the change of control.  The Employment Agreements generally define a “change of control” as

(i) the acquisition by any person of 20% or more of the Company’s common stock or voting securities; (ii) certain changes in a majority of the board of directors of the Company; (iii) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company’s shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company’s assets to another entity that is not controlled by the Company’s shareholders; or (v) shareholder approval of a liquidation of the Company.  In addition, during the Employment Period, the Named Executive Officers are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change of control or, if more favorable, in those benefit programs provided to employees after the change of control.

Upon termination of employment by the Company following a change of control, other than for death, disability or “cause” as defined below, or if the Named Executive Officer terminates employment for “good reason” as defined below, the Named Executive Officer is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination, (ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the Named Executive Officer’s annual base salary and average annual bonus multiplied by the number of whole or fractional years remaining in the Employment Period, and (iv) continued coverage during the remainder of the Employment Period under the Company’s benefit plans, programs, practices or policies.  “Cause” generally means willful misconduct or gross negligence.  The Employment Agreements define resignation for “good reason” as resignation on account of a material diminution in the executive’s title, responsibility and authority, continuing breach of the Employment Agreement by the Company, and certain relocations of executive.  The Employment Agreements also provide that the Named Executive Officers may voluntarily terminate employment during a 30-day window period following the first 12 months of the Employment Period and that such a termination will be deemed for good reason.  If involuntary termination of the employment of a Named Executive Officer occurs that is not related to a change of control and is for other than death, disability or cause, or the Named Executive Officer resigns for good reason other than in connection with a change of control, the Named Executive Officer is entitled to receive the sum of (i) and (ii) above, plus a sum equal to his or her annual base compensation and average annual bonus (based on the base salary paid during the last fiscal year and bonuses paid during the three prior fiscal years).

If termination of employment of a Named Executive Officer occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits, and other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families.  If the Named Executive Officer is terminated for Cause during the Employment Period, the Company is obligated to pay to the Named Executive Officer his or her annual base salary through the date of termination, the amount of any compensation previously deferred, and any other benefits due through the date of termination, in each case to the extent not previously paid.

Accelerated Stock Option Vesting Upon a Change in Control.  Under the Company’s 2006 Long-Term Incentive Plan and prior stock option plan, all otherwise unvested stock options held by Named Executive Officers become fully vested upon a “change of control” as defined below, without regard to whether the Named Executive Officer terminates employment.  The Company’s stock option plans generally define a change of control as (i) certain changes in the majority of the Company’s board of directors within a 24 month period; (ii) the acquisition by any person of 50% or more of the Company’s common stock or voting securities; (iii)  consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by the Company’s shareholders is the surviving entity; (iv) a sale or other disposition of all or substantially all of the Company’s assets to another entity that is not controlled by the Company’s shareholders; or (v) shareholder approval of a liquidation of the Company.  Additionally, in the case of stock options granted prior to 2006, such options remain exercisable following a change of control for their entire original term notwithstanding termination of the option holder’s employment prior to the scheduled option expiration date.

Amounts Payable Upon a Change of Control without Termination of Employment.

The following table shows for each Named Executive Officer the unrealized intrinsic value of his or her otherwise unvested stock options on December 31, 2006 that would have vested had a change of control occurred on that date, calculated by multiplying the number of underlying shares by the closing price of Company stock on the last trading day of 2006 and by then subtracting the applicable option exercise price:

(a)	(b)
Name	Intrinsic Value of Stock Options $
Fred Lampropoulos	238,237
Martin R. Stephens	4,080
Kent W. Stanger	151,519
B. Leigh Weintraub	86,719
Gregory L. Barnett	43,353
Arlin D. Nelson	21,677

The Employment Agreements do not provide for any additional payment merely upon a change of control absent a termination of employment.

If a change of control with respect to the Company results in acceleration of vesting of a Named Executive Officer’s stock options, and if the value of such acceleration plus all other compensatory payments to the Named Executive Officer that are contingent on the change in control (including the salary and bonus continuation payments described below) exceeds 2.99 times the Named Executive Officer ‘s average W-2 compensation with the Company for the five taxable years preceding the year of the change of control (the “Base Period Amount”), the acceleration would result in an “excess parachute payment” under Code Section 280G.  A Named Executive Officer would be subject to a 20% excise tax, and the Company would be unable to deduct, the amount by which such parachute payments to a Named Executive Officer exceed one times the Named Executive Officer’s Base Period Amount.  The Company has not agreed to provide to its Named Executive Officers any gross-up or reimbursement for excise taxes imposed on excess parachute payments.

Amounts Payable upon Termination of Employment

Termination Without Cause or For Good Reason Upon or Following a Change of Control.  The following table shows the amounts that would be payable to each Named Executive Officer if the Company had undergone a change of control on December 31, 2006 and the Named Executive Officer’s employment with the Company terminated voluntarily for good reason or involuntarily without cause on December 31, 2006.  The following amounts are in addition to accrued vacation and distributions from the 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Salary and Bonus Continuation $	Stock Option Vesting Acceleration $ (1)	Health Plan Coverage Continuation $ (2)	Deferred Compensation Plan $ (3)	Total $
Fred Lampropoulos	2,001,129	238,237	28,547	—	2,267,913
Martin R. Stephens	721,350	4,080	18,232	22,759	766,421
Kent W. Stanger	594,590	151,519	18,232	110,800	875,141
B. Leigh Weintraub	553,784	86,719	13,571	350,502	1,004,576
Gregory L. Barnett	382,354	43,353	18,232	61,406	505,345
Arlin D. Nelson	428,827	21,677	13,571	—	464,075

(1)                                  The amount shown in column (c) represents the intrinsic value of the otherwise unvested stock options held by Named Executive Officers on December 31, 2006 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 29, 2006, the last trading day of 2006 ($15.84 a share), and by then subtracting the applicable exercise price.

(2)                                  The amounts in column (d) represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable Employment Period.  Estimate is based upon December 31, 2006 actual premium rates, plus a 10%

assumed rate of annual premium cost increases.

(3)                                  The amounts in column (e) represent the account balance in the Named Executive Officer’s Deferred Compensation Plan account as of December 31, 2006.

Termination Without Cause or For Good Reason (Other Than in Connection with a Change of Control).   The following table shows the amounts that would be payable to each Named Executive Officer if the Named Executive Officer’s employment with the Company had terminated voluntarily for good reason or involuntarily without cause, other than in connection with a Change of Control, on December 31, 2006.   The following amounts are in addition to accrued vacation and distributions from the 401(k) Plan that are payable to all salaried employees upon termination of employment:

(a)	(b)	(c)	(d)	(e)
Name	Salary and Bonus Continuation $	Health Plan Coverage Plan Continuation $	Deferred Compensation Plan $ (2)	Total $
Fred Lampropoulos	667,043	—	—	667,043
Martin R. Stephens	360,675	—	22,759	383,434
Kent W. Stanger	297,295	—	110,800	408,095
B. Leigh Weintraub (1)	276,892	—	350,502	627,394
Gregory L. Barnett	191,177	—	61,406	252,583
Arlin D. Nelson	214,414	—	—	214,414

(1)                                  The amount payable to Ms. Weintraub shown in column (b) represents the hypothetical amount of salary and bonus continuation payable to her had her employment terminated on December 31, 2006.  The actual amount of salary and bonus continuation payable to her as a result of termination of her employment on February 10, 2007 was $300,000, payable in bi-weekly installments through August 2008.  The Company has also agreed to pay approximately $6,742, reflecting the Company’s portion of Ms. Weintraub’s medical insurance benefits as part of the Early Retiree Program through the same period.

(2)                                  The amounts in column (d) represent the account balance in the Named Executive Officer’s Deferred Compensation Plan account as of December 31, 2006.

Termination on Account of Death, Disability, Involuntary Termination For Cause or Voluntary Resignation Without Good Reason.  If on December 31, 2006 a Named Executive Officer had died, terminated on account of disability, been terminated for cause or voluntarily resigned without good reason, whether or not in connection with a change in control, he or she would have been entitled to receive only: (a) his or her accrued salary and bonus earned through December 31, 2006; (b) accrued but unpaid vacation pay through December 31, 2006; (c) distribution of his or her vested account balance from the 401(k) plan; (d) the payment of insured benefits, if applicable, under the Company’s broad-based long-term disability insurance or group term life insurance plans; and (e) distribution of his or her Deferred Compensation Plan account balance.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors.  In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of directors.

Cash Compensation Paid to Directors

For the year ended December 31, 2006, all directors, including employee directors, received an annual cash retainer of $22,000 plus $2,000 for each in-person board meeting attended and $750 for each telephonic board meeting and $400 for each telephonic board briefing.  In October 2006, the fees for telephonic board briefings were increased to $750.  Each member of the Audit Committee received $1,000 per meeting attended and the Audit Committee Chair received an annual retainer of $5,000.  Members of the Compensation Committee receive $1,000 for each meeting attended.  Members of the Nominating and Corporate Governance Committee were not paid additional amounts for attendance at Nominating and Corporate Governance Committee meetings.  Directors who are also full-time employees of the Company received annual cash retainers, but did not receive meeting payments for meetings held during regular business hours.  All directors are also reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board of Directors and committee meetings.

Stock Awards

Directors are also eligible to participate in the Company’s equity incentive programs.  During 2006, each director received an award of options to purchase 15,000 shares of Common Stock at an exercise price of $11.52 per share, the per share market closing price on the date of the grant.   Options vest over three years.

Director Summary Compensation Table

The following table summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)
Name (1)	Fees Earned or Paid in Cash $	Option Awards $ (2)	Non-Equity Incentive Plan Compensation $	All Other Compensation $ (3)	Total Compensation $
Rex C. Bean	41,800	15,828	—	1,337	58,965
Michael E. Stillabower, M.D.	30,550	15,828	—	1,417	47,795
James J. Ellis	38,800	15,828	—	—	54,628
Richard W. Edelman	41,400	15,828	—	—	57,228
Franklin J. Miller, M.D.	31,800	15,828	—	1,387	49,015

(1)                                  Fred P. Lampropoulos and Kent W. Stanger served as directors of the Company but are omitted from the Director Compensation Table because of their status as employee-directors.  Director fees and option awards to Mr. Lampropoulos and Mr. Stanger as directors are reported in the Summary Compensation Table on page 11.

(2)                                  The amounts shown in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS 123(R), and thus included amounts for awards granted in prior years and 2006.  The grant date value under SFAS 123(R) of stock options awarded to each of the non-employee directors in 2006 was $83,750 (based on the grant of an option for 15,000 shares with a per share Black-Sholes value of $5.58 per share).  As of the end of fiscal year 2006, each non-employee director had outstanding options for the following number of Company shares: Rex C. Bean, 132,221; Michael E. Stillabower, M.D., 132,221; James J. Ellis, 104,444; Richard W. Edelman, 90,776 and Franklin J. Miller, 30,000.

(3)                                  The other compensation shown in column (e), “All Other Compensation” is the incremental travel expense the Company incurred when it paid for the spouses of the directors to attend the Company’s President’s Award recognition event.

Related Party Transactions

Bryan R. Lampropoulos, who served as an Executive Vice President of the Company until August 1, 2005, is the son of Fred P. Lampropoulos, the Chairman of the Board, Chief Executive Officer and President of the Company.  Bryan R. Lampropoulos’ employment with the Company terminated August 1, 2005.  During the fiscal year ended December 31, 2005, the Company paid to Bryan R. Lampropoulos total compensation of $173,077.  Pursuant to the terms of a severance agreement executed by the Company, the Company paid to Bryan R. Lampropoulos an additional amount of $276,923 in bi-weekly payments through August 2006.  The Company paid to Bryan R. Lampropoulos a total severance amount of $450,000.

Joe Wright, Vice President of Marketing of the Company, is the brother-in-law of Fred P. Lampropoulos, the Chairman of the Board, Chief Executive Officer and President of the Company.  During the fiscal year ended December 31, 2006, the Company paid to Mr. Wright total compensation (including salary and bonus) of $180,471.90.   Mr. Wright is also eligible to participate in the Company’s incentive programs but did not receive any options to purchase shares of Common Stock in 2006.

Anne-Marie Wright, Vice President of Corporate Communications of the Company, is the wife of Fred P. Lampropoulos, the Chairman of the Board, Chief Executive Officer and President of the Company.    During the fiscal year ended December 31, 2006, the Company paid to Ms. Wright total compensation (including salary and bonus) of $82,426.89.  Ms. Wright is eligible to participate in the Company’s equity incentive programs but did not receive any options to purchase shares of Common Stock in 2006.

AUDIT COMMITTEE report

The Audit Committee met five times during the 2006 year to review the Company’s accounting practices and procedures with the Company’s management and independent auditor and to review the quarterly and annual financial statements of the Company.  All members of the Audit Committee attended all such meetings.  Additionally, the Audit Committee met with the Company’s independent auditors and management to review the financial information included in the audited financial statements.  All members of the Audit Committee are “independent,” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent auditor is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit.  The Audit Committee reviews these processes on behalf of the Board of Directors.  The Audit Committee has reviewed and discussed with the Company’s management and its independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.   The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the auditor’s opinion of management’s assessment, as well as the auditor’s opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee also has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditor its independence.  The Audit Committee has also considered whether the provision of the non-audit services described below under the caption Proposal No. 4 Ratification of Selection of Auditor, is compatible with maintaining the independence of the independent auditor.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission.

AUDIT COMMITTEE

Richard W. Edelman, Chairman
Rex C. Bean
James J. Ellis

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of April 12, 2007, with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each Named Executive Officer and by all directors and executive officers as a group.  Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.  Percentages are based on 27,362,198 shares of Common Stock outstanding as of April 12, 2007.

	Beneficial Ownership
	Number of	Percentage
	Shares	of Class

Principal Shareholders

FMR Corp. (1)
82 Devonshire Street, Boston, MA 02109	4,112,111	15.0%

Officers, Directors and Nominees

Fred P. Lampropoulos (2)(3)	1,404,799	5.0%

Kent W. Stanger (2)(3)	937,916	3.4%

Rex C. Bean (3)	356,692	1.3%

Michael E. Stillabower, M.D. (3)	144,543	*

B. Leigh Weintraub (2)(3)	119,899	*

James J. Ellis (3)	114,545	*

Richard W. Edelman (3)	80,876	*

Gregory L. Barnett (2)(3)	78,590	*

Martin R. Stephens (2)(3)	55,533	*

Arlin D. Nelson (2)(3)	50,240	*

Frank J. Miller, M.D. (3)	36,521	*

Total of Officers and Directors	3,380,154	11.7%

* Represents holdings of less than 1%

(1)                    Based on the most recent Schedules 13G available on the website of the Securities and Exchange Commission as of April 12, 2007.

(2)                    The computations above include the following share amounts that are held in the Company’s 401(k) Profit Sharing Plan on behalf of participants:  Fred P. Lampropoulos, 60,446 shares; Martin R. Stephens, 4,224 shares; Kent W. Stanger, 52,963 shares; B. Leigh Weintraub, 6,787 shares; Gregory L. Barnett, 4,921 shares; Arlin D. Nelson, 903 shares; and all executive officers and directors as a group, 130,244 shares.

(3)                    The computations above include the following share amounts that are subject to options exercisable within 60 days  of April 12, 2007, none of which have been exercised:  Fred P. Lampropoulos 574,210 shares; Kent W. Stanger 310,766 shares; Rex C. Bean 122,321 shares; Michael E. Stillabower M.D. 122,321 shares; B. Leigh Weintraub 110,001 shares; James J. Ellis 94,544 shares; Richard W. Edelman 80,876 shares; Gregory L. Barnett 73,669 shares; Martin R. Stephens 42,000 shares; Arlin D. Nelson 49,337 shares; Franklin J. Miller, M.D. 20,100 shares; and all executive officers and directors as a group  1,600,145 shares.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTING FIRM

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2007, subject to ratification by the Company’s shareholders.  Deloitte & Touche LLP has acted as independent certified public accounting firm for the Company since 1987.  The Board of Directors anticipates that one or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent certified public accounting firm

Fees Paid to the Company’s Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of the Company’s consolidated financial statements and fees billed or other services rendered by Deloitte & Touche for the fiscal years ended December 31, 2006 and December 31, 2005.

	2006	2005
Audit Fees (1)	$420,000	$490,000
Audit-Related (2)	29,000	47,000
Tax (3)	196,000	168,000
All Other (4)	54,000	—
Total	$699,000	$705,000

(1)         Audit Fees:  The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit and reviews of the Company’s financial statements filed with the SEC on Forms 10-K and 10-Q.  Audit fees for 2006 and 2005 also include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting under section 404 of the Sarbanes-Oxley Act of 2002.

(2)  Audit-Related Fees:  The aggregate fees billed by Deloitte for all audit-related services, consisting of an audit of the Company’s employee benefit plan and review of other SEC filings.

(3)  Tax Fees:  The aggregate fees billed by Deloitte for tax compliance, tax advice and tax planning.

(4) All Other Fees:  The aggregate fees billed by Deloitte for all other non-audit services for 2006 consisted of consulting on acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its public accountants to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants.  The Audit Committee approves or pre-approves all services provided by the Company’s public accountants.  Permitted services include audit and audit-related services, tax and other non-audit related services.  Certain services are identified as restricted.  Restricted services are those services that may not be provided by the Company’s external public accountants, whether identified in statute or

determined in the Company’s opinion to be incompatible with the role of an independent auditor.    All fees identified in the preceding table were approved by the Audit Committee.  During 2006, the Audit Committee reviewed all non-audit services provided by the Company’s external public accountants, and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting.  If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

In order to be included in the proxy statement and form of proxy relating to the Company’s annual meeting of shareholders to be held in 2008, proposals that shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2008 must be received by the Secretary of the Company at the Company’s executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 2007.  Pursuant to rules adopted by the Commission, if a shareholder intends to propose any matter for a vote at the Company’s annual meeting of shareholders to be held in the 2008 calendar year but fails to notify the Company of that intention prior to March 15, 2008, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting the proxy and without the matter appearing as a separate item on the proxy card.

ADDITIONAL INFORMATION

The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of that person, a copy of the Company’s 2006 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Commission.  Written requests for that information should be directed to the Secretary of the Company at the address on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

The Company delivers one proxy statement to each address where multiple record holders of its Common Stock reside, unless it has received instructions from a shareholder to the contrary.  The Company will promptly deliver another proxy statement to any holder of its Common Stock living at a shared address where it has delivered only one proxy statement.  Stockholders wishing to receive another copy of the proxy statement may deliver such request in writing to the Secretary of the Company at the address on the first page of this proxy statement.

PROXY

MERIT MEDICAL SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of Common Stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on April 12, 2007 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Merit Medical Systems, Inc. Corporate Offices, 1600 West Merit Parkway, South Jordan, Utah 84095, on Wednesday, May 23, 2007, at 2:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

1.	ELECTION OF THREE DIRECTORS, each to serve a term of three years and until his successor has been duly elected and qualified.

	☐ FOR all nominees listed below (except as marked to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

	Rex. C. Bean	Richard W. Edelman	Dr. Michael Stillabower

2.	RATIFICATION OF THE APPOINTMENT of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

	☐ For	☐ Against	☐ Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.

DATED:	2007
Signature

Signature if held jointly

(Please sign above exactly as the shares are issued. When shares are held by joint tenants, both entities should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)